LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
             EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS
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                                         Six Months                 Three Months
                                        Ended June 30               Ended June 30

PRIMARY                               1995         1994            1995       1994

Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ------------- 103,844,782  103,749,231     104,009,359 103,954,236
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) --     618,763      696,669         706,273    663,047
       Total shares
         outstanding ----------- 104,463,545  104,445,900     104,715,632 104,617,283
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FULLY DILUTED

Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ------------- 103,844,782  103,749,231     104,009,359 103,954,236
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) --------     765,705      761,544         750,447     747,263
       Total shares
         outstanding ----------- 104,610,487  104,510,775     104,759,806 104,701,499

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DOLLAR INFORMATION (000's omitted)

       Net Income --------------    $252,725     $197,787        $117,912    $46,802

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PER SHARE INFORMATION
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Primary:

       Net Income --------------       $2.42        $1.89           $1.13      $ .45

Fully Diluted:

       Net Income --------------       $2.42        $1.89           $1.13      $ .45


<F1>

   Notes:  1.  Earnings per share are computed based on the average number
               of   common shares outstanding during each period after
               assuming conversion of the Series A, E and F Preferred
               Stock.
<F2>

           2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it was immaterial.

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